================================================================================

                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549


                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 20, 1996


                                Rock-Tenn Company
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Georgia                               0-23340                                  62-0342590
------------------------                  -----------------------             --------------------------------
(State of incorporation)                  (Commission File Number)            (IRS Employer Identification No.)


         504 Thrasher Street                                                                30071
          Norcross, Georgia                                                            ------------
---------------------------------------                                                   (Zip Code)
(Address of principal executive offices)



       Registrant's telephone number, including area code: (770) 448-2193


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



================================================================================

ITEM 5.  OTHER EVENTS.


      Rock-Tenn Company ("Rock-Tenn" or the "Company") announced on December 20, 1996 that it had reached an agreement in principle to acquire all of the outstanding capital stock of the parent of Waldorf Corporation ("Waldorf") for approximately $410 million (which includes cash to be paid at closing as well as net long-term debt of Waldorf to be outstanding at closing).

      Waldorf is a St. Paul, Minnesota, based manufacturer of folding cartons, 100% recycled paperboard and recycled corrugating medium. Waldorf had net sales and net income of $377 million and $17.4 million, respectively, in its fiscal year ended June 30, 1996. Rock-Tenn had net sales and net income of $876 million and $51.1 million, respectively, in its fiscal year ended September 30, 1996.

      The acquisition is expected to close in January 1997. This represents the largest step to date in Rock-Tenn's plan to grow by making strategic acquisitions in the consolidating packaging and paperboard industry. Consummation of the acquisition is subject to negotiation and execution of a definitive purchase agreement, the satisfactory completion of due diligence, certain customary closing conditions and certain regulatory approvals.

      Rock-Tenn believes this acquisition will make the Company the second largest producer of folding cartons in North America. The Company also believes the acquisition will position Rock-Tenn as the largest producer of 100% recycled paperboard, excluding container board and gypsum board, with capacity to produce almost one million tons per year. Waldorf's customer base includes some of North America's largest and most important users of packaging.

      Rock-Tenn intends initially to finance the acquisition, including any refinancing of Waldorf's long-term debt, with cash and borrowings under a new $400 million credit facility. The Company currently plans to repay a portion of such borrowings with the net proceeds of a public offering of equity securities early in 1997. Consummation of any such public offering will be dependent upon the market conditions prevailing at the time.

      Eugene U. Frey, chairman and chief executive officer of Waldorf, noted "We believe these are the two finest companies in our industry. Together we will be in the position to invest aggressively in new technology to provide the high level of quality and customer service that our customers demand."

      Bradley Currey, Jr., chairman and chief executive officer of Rock-Tenn, commented "Together we will cover North America with a broad network of folding carton and recycled paperboard manufacturing operations, one splendid sales force and the widest variety of production capability in the industry today. We look forward to our new association with Gene Frey, who expects to join our board of directors following the closing."

      With 63 manufacturing and distribution operations in the United States and Canada, Atlanta-based Rock-Tenn Company is one of North America's leading manufacturers of packaging and recycled paperboard products.

      St. Paul-based Waldorf Corporation is an established manufacturer of folding cartons, 100% recycled paperboard and recycled corrugated medium, with over 2,000 employees at ten facilities in the Midwest, Northeast and Southern U.S.

      The aggregate purchase price for all of the outstanding capital stock of the parent of Waldorf Corporation is $239.4 million subject to certain adjustments. Rock-Tenn estimates that the outstanding long-term debt of Waldorf at closing will be approximately $170.0 million resulting in an aggregate purchase price of approximately $410.0 million.

      A copy of the press release relating to the acquisition is attached hereto as Exhibit 99.1.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (C)    EXHIBITS

Exhibit
   No.              Description

99.1           --   Press Release dated December 20, 1996

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 20, 1996                        ROCK-TENN COMPANY



                                               By: /s/ David C. Nicholson
                                                   ----------------------------
                                                   David C. Nicholson
                                                   Senior Vice President, Chief
                                                   Financial Officer, Secretary

                                EXHIBIT INDEX

Exhibit                                                                                Sequentially
  No.                              Exhibit                                             Numbered Page
  ---                              -------                                             -------------
99.1              --       Press Release dated December 20, 1996